Exhibit 99.1

Varian Medical Systems Expects to Report Solid Growth in Net Earnings, Sales,
   Net Orders, and Backlog for Third Quarter of Fiscal 2004; Company Raises
                      Earnings Guidance for Fiscal 2004

    PALO ALTO, Calif., July 14 /PRNewswire-FirstCall/ -- Varian Medical Systems, Inc. (NYSE: VAR) announced today that it expects earnings per diluted share for the third quarter of fiscal year 2004 to be up by nearly 30 percent over the reported earnings per diluted share in the third quarter of fiscal year 2003. Sales for the third quarter are expected to grow by about
14 percent over the corresponding period in fiscal year 2003.
    Third-quarter net orders for the company will be about 15 percent higher than the year-ago quarter. The Oncology Systems business expects to report an increase of about 14 percent in net orders, despite roughly flat orders in North America. The quarter-ending backlog for the company is expected to be up by about 14 percent over the backlog for the same time last fiscal year.
    "We are pleased to be posting another quarter of solid growth for our company, consistent with our long-term growth expectations," said Dick Levy, chairman and CEO of Varian Medical Systems. "We also believe that we have maintained or increased our leading share in our major radiation oncology markets."
    "We expect that sales for fiscal year 2004 will rise by about 17 to 18 percent over fiscal 2003 sales with earnings per diluted share growth of about 25 percent over the fiscal 2003 level," Levy said.
    "Given recent trading volatility and above average volumes, we wanted to indicate our anticipated results in advance of our usual earnings release," Levy said.
    Varian Medical Systems' management will comment in more detail about the third quarter results, as well as its outlook for fiscal year 2005, after the close of trading on the New York Stock Exchange on Thursday, July 29, on the company's scheduled conference call. The conference call is scheduled for 2 p.m. PT and can be accessed via the web at http://investor.varian.com or via telephone at 1-800-599-9795 (inside the U.S.) or 1-617-786-2905 (outside the U.S.) with confirmation code 93474526.

    Varian Medical Systems, Inc., of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are treating thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,240 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. In its most recent fiscal year ended September 26, 2003, Varian Medical Systems reported sales of over $1 billion. Additional information is available on the company's web site at www.varian.com.

    Forward Looking Statements
    Except for historical information, this news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including market acceptance of or transition to new products or technologies; growth drivers; the company's orders, sales, backlog, or earnings growth; future financial results and any statements using the terms "will," "expect," "believe," or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company's actual results to differ materially from those anticipated. Such risks and uncertainties include demand for the company's products; the company's ability to develop and commercialize new products; the impact of competitive products and pricing; the effect of economic conditions and currency exchange rates; the company's ability to maintain or increase operating margins; the company's ability to meet demand for manufacturing capacity; the effect of environmental claims and expenses; the company's ability to protect the company's intellectual property; the company's reliance on sole or limited-source suppliers; the impact of reduced or limited sales to sole purchasers of certain X-ray tube products; the impact of managed care initiatives or other health care reforms on capital expenditures and/or third-party reimbursement levels; the impact of third-party reimbursement levels on orders and sales; the company's ability to meet FDA and other regulatory requirements or product clearances; the potential loss of key distributors or key personnel; consolidation in the X-ray tubes market; the possibility that material product liability claims could harm future sales or require us to pay uninsured claims; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company's business; the effect of changes in accounting principles; the risk of operations interruptions due to terrorism, disease, such as Severe Acute Respiratory Syndrome, and other events beyond the company's control; and the other risks listed from time to time in the company's filings with the Securities and Exchange Commission. We assume no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

    CONTACT: Elisha Finney, +1-650-424-6803, or elisha.finney@varian.com, or Spencer Sias, +1-650-424-5782, or spencer.sias@varian.com, both of Varian Medical Systems, Inc.

SOURCE  Varian Medical Systems, Inc.
    -0-                             07/14/2004
    /CONTACT: Elisha Finney, +1-650-424-6803, or elisha.finney@varian.com, or Spencer Sias, +1-650-424-5782, or spencer.sias@varian.com, both of Varian Medical Systems, Inc./
    /Web site:  http://www.varian.com /
    (VAR)

CO:  Varian Medical Systems, Inc.
ST:  California
IN:  BIO MTC HEA
SU:  ERP CCA